Exhibit 3(i).2

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

LSB INDUSTRIES, INC.

LSB Industries, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is LSB Industries, Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law on January 21, 1977.

SECOND: This Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 21, 1977 and the Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 2, 1987, as subsequently amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 23, 1993.

THIRD: That a resolution setting forth this proposed amendment to the Restated Certificate of Incorporation of the Corporation was duly approved by the Board of Directors of the Corporation (the “Board”) on July 19, 2021, where in the Board declared the amendment to be advisable and recommended that the stockholders of the Corporation likewise adopt and approve the amendment.

FOURTH: That the holders of a majority of the outstanding capital stock of the Corporation and each class of stock of the Corporation entitled to vote on the matter have approved and authorized this proposed amendment at a meeting of the stockholders held on September 22, 2021.

FIFTH: That this proposed amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware.

SIXTH: Paragraph (A) of Article FOURTH of the Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to read as follows:

“(A) The total number of shares of stock which the Corporation shall have authority to issue is one hundred fifty five million two hundred fifty thousand (155,250,000) of which

(1) one hundred fifty million (150,000,000) shares shall be Common Stock of the par value of ten cents ($.10) a share;

(2) two hundred fifty thousand (250,000) shares shall be Preferred Stock of the par value of one hundred dollars ($100) a share; and

(3) five million (5,000,000) shares shall be Class C Preferred Stock, no par value.

For purposes of all other provisions of this Certificate of Incorporation, the term Preferred Stock shall mean the Preferred Stock, Class C Preferred Stock and all other classes of preferred stock authorized under this paragraph (A).”

SEVENTH: No other provisions of the Restated Certificate of Incorporation of the Corporation are amended or changed by this amendment.

I, THE UNDERSIGNED, being the President of the Corporation, hereby declare and certify that this is my act and deed and the facts herein stated are true, and accordingly, I have executed this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation on this September 23, 2021.

/s/ Mark. T. Behrman

By: Mark T. Behrman

Title: President & CEO